SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) August 28, 2006

Strategic Hotels & Resorts, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-32223	33-1082757
(Commission File Number)	(I.R.S. Employer Identification No.)

77 West Wacker Drive, Suite 4600, Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

(312) 658-5000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 28, 2006, (A) Strategic Hotels & Resorts, Inc. (the “Company”), Strategic Hotel Funding, L.L.C. (“OpCo”), the operating company of the Company, and certain of the Company’s subsidiaries (the “Subsidiaries”) entered into the First Amendment to Amended and Restated Credit Agreement and Omnibus Amendment to Loan Documents (the “First Amendment”) with Deutsche Bank Trust Company Americas, as administrative agent (“Deutsche Bank”), and the lenders from time to time party thereto (the “Lenders”), which amends that certain Amended and Restated Credit Agreement, dated as of November 9, 2005 (the “Credit Agreement”), among OpCo, the Lenders and Deutsche Bank and (B) the Company, OpCo and the Subsidiaries entered into the Additional Revolving Loan Commitment Agreement (the “Additional Commitment Agreement” and, together with the First Amendment, the “Additional Agreements”) with Deutsche Bank and certain lenders party thereto (collectively, the “Commitment Parties”). As a result of the Additional Agreements, (a) OpCo’s revolving credit facility has been increased from $150.0 million to $225.0 million and (b) the size of the letter of credit sub-facility has been increased from $25.0 million to $50.0 million.

The foregoing description is qualified in its entirety by reference to the Additional Agreements, copies of which are attached to this Current Report on Form 8-K, and the Credit Agreement, which is filed as Exhibit 10.51 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	First Amendment to Amended and Restated Credit Agreement and Omnibus Amendment to Loan Documents, dated August 28, 2006, among Strategic Hotel Funding, L.L.C., Strategic Hotels & Resorts, Inc., certain indirect subsidiaries of Strategic Hotels & Resorts, Inc., Deutsche Bank Trust Company Americas and various financial institutions named therein.

99.2	Additional Revolving Loan Commitment Agreement, dated as of August 28, 2006, among Strategic Hotel Funding, L.L.C., Deutsche Bank Trust Company Americas, Wachovia Bank, National Association, Citicorp North America, Inc., LaSalle Bank National Association and Raymond James FSB.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC HOTELS & RESORTS, INC.

September 1, 2006	By:	/s/ Paula Maggio
Name: Paula Maggio Title: Vice President, Secretary and General Counsel

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